Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

 AMONG

US IMAGING HOLDING, LLC,

CLEARWATER RESOURCES, INC.,
BRADENTON RESOURCES, INC.,
MRI-SOUTH UMBERTON, INC.,
MORGAN MEDICAL CORPORATION,
CHARLOTTE RESOURCES, INC.,
JACKSONVILLE RESOURCES, INC.,
DIAGNOSTIC IMAGING RESOURCES, L.L.C.
AND
MORGAN MEDICAL HOLDINGS, INC.

Dated as of March 11, 2009

SECURITIES PURCHASE AGREEMENT

           SECURITIES PURCHASE AGREEMENT, dated as of March 11, 2009 (the “Agreement”), among US Imaging Holding, LLC, a limited liability company organized under the laws of Nevada and a wholly owned subsidiary of Axcess Medical Imaging Corporation, a Delaware corporation (the “Purchaser”), Diagnostic Imaging Resources, L.L.C. (“Diagnostic Imaging”), a limited liability company organized under the laws of Delaware, Morgan Medical Holdings, Inc., a corporation organized under the laws of Colorado (“Morgan Medical” and, together with Diagnostic Imaging, the “Sellers”), Clearwater Resources, Inc., a corporation organized under the laws of Delaware (“Clearwater”), Bradenton Resources, Inc., a corporation organized under the laws of Delaware (“Bradenton”), MRI-South Umberton, Inc., a corporation organized under the laws of Florida (“MRI-South”), Morgan Medical Corporation, a corporation organized under the laws of Florida (“Morgan”), Charlotte Resources, Inc., a corporation organized under the laws of Delaware (“Charlotte”) and Jacksonville Resources, Inc., a corporation organized under the laws of Delaware (“Jacksonville” and together with Clearwater, Bradenton, MRI-South, Morgan and Charlotte, the “Companies”).

W I T N E S S E T H:

WHEREAS, Diagnostic Imaging owns an aggregate of 100 shares of common stock, $.01 par value, of Clearwater (the “Clearwater Shares”), an aggregate of 100 shares of common stock, $.01 par value, of Bradenton (the “Bradenton Shares”), an aggregate of 100 shares of common stock, $.01par value, of MRI-South (the “MRI-South Shares”), an aggregate of 100 shares of common stock, $.01 par value, of Charlotte (the “Charlotte Shares”) and an aggregate of 100 shares of common stock, $.01par value, of Jacksonville (the “Jacksonville Shares) and Morgan Medical owns an aggregate of 100 shares of common stock, $1.00 par value, of Morgan (the “Morgan Shares” and, collectively with the Clearwater Shares, the Bradenton Shares, the MRI-South Shares, the Charlotte Shares and the Jacksonville Shares,” the “Securities”), which Securities constitute all of the issued and outstanding shares of capital stock of the Companies; and

WHEREAS, the Sellers desire to sell to Purchaser, and the Purchaser desires to purchase from the Sellers, the Securities for the purchase price and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase of Securities.

           Upon the terms and subject to the conditions contained herein, on the Closing Date the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the Securities.

ARTICLE II
PURCHASE PRICE AND PAYMENT

2.1 Amount of Purchase Price. The purchase price for the Securities, shall be an amount equal to:

(a)           $200,000 (US dollars) payable to the Sellers (the “Cash Purchase Price”); and

(b)           $3,770,000 (US dollars), which will be represented by the assumption of debt incurred by Medical Resources, Inc. on behalf of the Companies as more specifically described on Schedule 2.1 attached hereto (the “Assumed Debt” and together with the Cash Purchase Price, the “Purchase Price”).  In the event that the Assumed Debt at the Closing Date is in excess of $3,770,000, then the Cash Purchase Price shall be reduced by the amount that the Assumed Debt exceeds $3,770,000; provided, however, in no event shall the Assumed Debt be in excess of $3,970,000 as of the Closing Date.

2.2 Payment of Purchase Price.  On the Closing Date, the Purchaser shall pay the Cash Purchase Price to the Sellers, which shall be paid by the delivery to Sellers of a certified or bank cashier's checks, payable to the order of the Sellers or, at the Sellers’ option, by wire transfer of immediately available funds into an account designated by the Sellers.  Also on the Closing Date, Medical Resources will pay all outstanding accounts payable set forth on Schedule 4.10 (updated as of the Closing Date), and will provide proof to Purchaser of such payments.  Purchaser and Sellers shall enter into agreements with the parties holding the Assumed Debt acknowledging that the Companies, as applicable, have been acquired by the Purchaser and the Companies will continue to owe the obligation relating to the Assumed Debt (the “Assumed Debt Agreements”).
ARTICLE III
CLOSING AND TERMINATION

3.1           Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Securities provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Law Offices of Stephen M. Fleming PLLC, located at 110 Wall Street, 11th Floor, New York, New York (or at such other place as the parties may designate in writing) no later than April 10, 2009.  The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

3.2   Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a) At the election of the Sellers or the Purchaser on or after May 30, 2009, if the Closing shall not have occurred by the close of business on such date provided that the terminating party is not in default of any of its obligations hereunder and the Closing Date shall not have extended by the parties to a date after May 30, 2009;

(b) by mutual written consent of the Sellers and the Purchaser; or

(c) by the Sellers or the Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

3.3   Procedure Upon Termination.

In the event of termination and abandonment by the Purchaser or the Sellers, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Securities hereunder shall be abandoned, without further action by the Purchaser or the Sellers. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

3.4   Effect of Termination.

In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Companies or the Sellers.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers and Medical Resources, Inc., a Delaware corporation and the parent company of the Sellers (“MRI”), represent and warrant to the Purchaser that:

4.1.         Organization and Good Standing of the Companies.  Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above. The Companies are not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have an adverse effect on the business of the Companies.

4.2.          Authority.

           (a)           Each of the Companies has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets.

           (b)           The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Managing Member of Diagnostic Imaging and the Boards of Directors of Morgan Medical and each of the Companies and by the Sellers as sole stockholders of the Companies having full power and authority to authorize such actions.

           (c)           Subject to any consents required under Section 4.7 below, the Sellers and the Companies have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Sellers and the Companies and constitutes a valid and binding obligation of the Sellers and the Companies, enforceable in accordance with its terms.

           (d)           Except as set forth in Schedule 4.2 hereto, to the best of Sellers’ knowledge, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Sellers or any of the Companies is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Sellers or any of the Companies, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Sellers or any of the Companies in any way.

4.3.          Shares.

           (a)           The authorized capital stock of Clearwater consists of 100 shares of common stock, par value $.01per share, of which the Clearwater Shares have been issued to  Diagnostic Imaging and constitute the only shares of the capital stock of Clearwater outstanding.  The authorized capital stock of Bradenton consists of 100 shares of common stock, par value $.01 per share, of which the Bradenton Shares have been issued to Diagnostic Imaging and constitute the only shares of the capital stock of Bradenton outstanding.  The authorized capital stock of MRI-South consists of 1,000 shares of common stock, par value $.01per share, of which the MRI-South Shares have been issued to Diagnostic Imaging  and constitute the only shares of the capital stock of MRI-South outstanding.  The authorized capital stock of Morgan consists of 7,500 shares of common stock, par value $1 per share, of which the Morgan Shares have been issued to Morgan Medical and constitute the only shares of the capital stock of Morgan outstanding.  The authorized capital stock of Charlotte consists of 3,000 shares of common stock, par value $.01per share, of which the Charlotte Shares have been issued to Sellers and constitute the only shares of the capital stock of Charlotte outstanding.  The authorized capital stock of Jacksonville consists of 1,000 shares of common stock, par value $.01per share, of which the Jacksonville Shares have been issued to Sellers and constitute the only shares of the capital stock of Jacksonville outstanding.  All of the Securities are duly authorized, validly issued, fully paid and non-assessable.

           (b)           The Sellers are the lawful record and beneficial owner of all the Securities, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, except as set forth in Schedule 4.3 hereto, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

           (c)           There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any of the Companies are or may become obligated to issue, assign or transfer any shares of capital stock of any of the Companies, except as set forth in Schedule 4.3 hereto.  Upon the delivery to Purchaser on the Closing Date of the certificates representing the Securities, Purchaser will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of the Companies, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind (other than any such liens, pledges, encumbrances, charges, agreements, options, claims and other arrangements and restrictions that will be terminated and discharged promptly on Closing upon the receipt by the holders of the same of sums sufficient to pay in full the obligations secured by such liens and other encumbrances, which such liens are attached hereto as Schedule 4.3(c)).

4.4.           Basic Corporate Records.  The copies of the Articles of Incorporation of each of the Companies (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of each of the Companies, as the case may be (certified within 30 days of the date of this Agreement as true, correct and complete by each of the Companies’ secretary or assistant secretary), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

4.5.           Minute Books.  The minute books of each of the Companies, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of each such corporation, if any, and, on the Closing Date, will contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders, respective Boards of Directors and committees of such Boards of Directors of each such corporation.

4.6.           Subsidiaries and Affiliates.  Any and all businesses, entities, enterprises and organizations in which any of the Companies has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) are identified in Schedule 4.6 hereto, together with the Companies’ interest therein.  Unless the context requires otherwise or specifically designated to the contrary on Schedule 4.6 hereto, “Companies” as used in this Agreement shall include all such Subsidiaries.  Except as set forth on Schedule 4.6 hereto, (i) the Companies have made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which any of the Companies has acquired from, or provided to, the Sellers or their affiliates any goods, properties or services, (iii) there are no rights, privileges or advantages now enjoyed by any of the Companies as a result of the ownership of the Companies by the Sellers which, to the knowledge of the Sellers or the Companies, might be lost as a result of the consummation of the transactions contemplated by this Agreement.  Each entity shown on Schedule 4.6 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power to own all of its property and to carry on its business as it is now being conducted.  Also set forth on Schedule 4.6 hereto is a list of jurisdictions in which each Subsidiary is qualified as a foreign corporation.  Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary or the conduct of its business requires it to be so qualified.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth on Schedule 4.6 hereto, are owned, of record and beneficially, by the Companies, and on the Closing Date will be owned by the Companies, free and clear of all liens, encumbrances, equities, options or claims whatsoever.  No Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind that are convertible into equity securities of such Subsidiary, except as set forth on Schedule 4.6 hereto.

4.7.           Consents.  Except as set forth in Schedule 4.7 hereto, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the business can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Companies, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Companies.

4.8.           Financial Statements.  The Sellers have delivered, or will deliver prior to Closing, to the Purchaser copies of the following financial statements (which include all notes and schedules attached thereto), all of which to the best of Sellers’ knowledge,  are true, complete and correct, have been prepared from the books and records of the Companies in accordance with generally accepted accounting principles (“GAAP”) consistently applied and fairly present the financial condition, assets, liabilities and results of operations of the Companies as of the dates thereof and for the periods covered thereby:

(i)           the unaudited combined balance sheet of each of the Companies as at December 31, 2007 and 2008, and the related unaudited statements of operations, stockholder’s equity and of cash flows of the Companies for the years then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).

                      In such Financial Statements, the statements of operations do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as set forth in Schedule 4.8 hereto, and the financial statements for the interim period indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation.  There are no facts known to any of the Sellers, the Companies that, under generally accepted accounting principles consistently applied, would alter the information contained in the foregoing Financial Statements in any material way.

                      For the purposes hereof, the balance sheet of the Companies as of December 31, 2008 is referred to as the “Balance Sheet” and December 31, 2008 is referred to as the “Balance Sheet Date”.

4.9.           Records and Books of Account. To the best of Sellers’ knowledge, the records and books of account of the Companies reflect all material items of income and expense and all material assets, liabilities and accruals, and have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis.  Further, all additional corporate records (i.e. bank statements, contracts, etc.) shall be delivered to the Purchaser prior to the Closing Date).

4.10.         Absence of Undisclosed Liabilities.  Except as disclosed in Schedule 4.10 hereto, there are no liabilities or obligations of the Companies, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Companies under any pension, health and welfare benefit plan, vacation plan or other plan of the Companies, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty and (iv) accounts payable of any nature.  In addition to the accounts payable that Medical Resources shall pay on the Closing Date, as provided in Section 2.2, the Sellers shall also be obligated to pay any additional accounts payable and accrued expenses, as they become due, for items incurred prior to the Closing Date, and will pay such obligations within 45 days of notice, either by the Companies directly or from the Purchaser, that such obligations have come due.

4.11           Taxes.

           (a)           For purposes of this Agreement, “Tax” or “Taxes” refers to:  (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

           (b)           (i)           To the best of the Sellers’ knowledge, each of the Companies has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by such Companies with any Tax authority. To the best of Sellers’ knowledge, all such Returns are true, correct and complete in all material respects and each of the Companies has paid all Taxes shown to be due on such Returns.  Except as listed on Schedule 4.11 hereto, none of the Companies is currently the beneficiary of any extensions of time within which to file any Returns. The Sellers and the Companies have furnished and made available to the Purchaser complete and accurate copies of all income and other Tax Returns, on a pro forma basis, and any amendments thereto filed by the Companies in the last three (3) years.

(ii)  To the best of the Sellers’ knowledge, MRI, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid on behalf of each of the Companies.

(iii)  As of the Closing Date, there has been no delinquency in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against such Companies.  Except as provided on Schedule 4.11, the Companies have not executed any waiver of any statute of limitations for the assessment or collection of any Tax.

(iv)  Except as provided on Schedule 4.11, to the best of the Sellers and MRI’s knowledge, there is no dispute, claim, or proposed adjustment concerning any Tax liability of the Companies either (A) claimed or raised by any Tax authority in writing and delivered to the Companies or (B) based upon personal contact by any officer of the Companies with any agent of such Tax authority, and to the knowledge of Sellers and the Companies, there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against the Companies which has not been satisfied.  The Companies are not a party to nor have any Companies been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority. The Companies have not filed any requests for rulings with the Internal Revenue Service.  No power of attorney has been granted by any of the Companies or its Affiliates with respect to any matter relating to Taxes of the Companies. To the best of Sellers’ knowledge, there are no Tax liens of any kind upon any property or assets of the Companies, except for inchoate liens for Taxes not yet due and payable.

(v)  The Companies have no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements (as defined in Section 4.8 of this Agreement) in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

(vi)  There is no contract, agreement, plan or arrangement to which any of the Companies is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Companies that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which any of the Companies is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vii)  The Companies have not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Companies.

(viii)  Except for the informal tax sharing arrangement pursuant to the consolidated return regulations, the Companies are not a party to, nor have any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(ix)  None of the Companies’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

4.12.      Accounts Receivable.  The accounts receivable of the Companies shown on the Balance Sheet Date, and those to be shown in the Financial Statements, are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Balance Sheet Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims.  The Purchaser expressly acknowledges that all accounts receivable, as of the Closing Date (the “Pre-Closing A/R”), will be property of the Sellers and the Purchaser further acknowledges that it will have no claim to the Pre-Closing A/R.  The Sellers shall have sole responsibility for collecting Pre-Closing A/R.  The Sellers expressly acknowledge that all accounts receivable, following the Closing Date (the “Post-Closing A/R”), will be property of the Purchaser and the Sellers further acknowledge that they will have no claim to the Post-Closing A/R.  Notwithstanding anything contained in this Section 4.12 to the contrary, the Sellers and Medical Resources shall retain control of the lockboxes for the facilities involved in this transaction for a period of 60 days following the Closing (the “Lockbox Period”).  During the Lockbox Period, Medical Resources and the Sellers will cooperate with the Purchaser to ensure that Purchaser receives the Post-Closing A/R, and is able properly to document the financial information for the ongoing businesses at those facilities, by weekly reporting all receipts to the Purchaser, providing the Purchaser with copies of all applicable cash logs, and forwarding to the Purchaser any and all amounts, invoices or other materials allocated to Purchaser that are placed in such lockboxes.  In addition, Sellers and Medical Resources will use their best efforts to ensure that Purchaser receives “information only” access to the lockbox accounts during the Lockbox Period.  After the Lockbox Period, the Purchaser will cooperate with the Sellers and Medical Resources to ensure that the Sellers and Medical Resources continue to receive the Pre-Closing A/R, by weekly reporting all receipts to the Sellers and Medical Resources related to the Pre-Closing A/R, providing the Sellers and Medical Resources with copies of all applicable cash logs related to the Pre-Closing A/R, and forwarding to Medical Resources any and all amounts, invoices or other materials allocated to the Sellers and Medical Resources related to the Pre-Closing A/R that are placed in such lockboxes.  In addition, the Purchaser will use its best efforts to ensure that the Sellers and Medical Resources receive “information only” access to the lockbox accounts after the Lockbox Period.  At the end of the Lockbox Period, the Sellers and Medical Resources will execute such documentation and take such action as is necessary to transfer ownership and possession of the lockboxes to the Purchaser.

4.13.          Intentionally Left Blank.

4.14.          Machinery and Equipment.  Except for items disposed of in the ordinary course of business, all computers and related software, machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Companies  currently being used in the conduct of its business, or included in determining the net book value of the Companies on the Balance Sheet Date, together with any machinery or equipment that is leased or operated by the Companies, are in fully serviceable working condition and repair.  Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date.  Except as described on Schedule 4.14 hereto, all Fixed Assets owned, used or held by the Companies are situated at their respective business premises and are currently used in its business.  Schedule 4.14 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Companies are responsible (copies of all agreements relating thereto being attached to said Schedule 4.14), and all such property is in the Companies’ actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Companies will not be liable in any amount to such owner.  There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of the Companies  relating to operation of the business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery.  All Fixed Assets of the Companies are set forth on Schedule 4.14 hereto.

4.15.          Real Property Matters. All real property of the Companies are described in Schedule 4.15 hereto.

4.16.          Leases.  All leases of real and personal property of the Companies are described in Schedule 4.16 hereto, are in full force and effect and: (a) constitute legal, valid and binding obligations of the Sellers/Companies party having executed the lease and (b) have not been assigned or encumbered.  To the knowledge of the Sellers the Companies have performed in all material respects the obligations required to be performed by them under all such leases to date and are not in default in any material respect under any of said leases, except as set forth in Schedule 4.16 hereto. To the knowledge of the Sellers and the Companies, no other party to any such lease is in material default thereunder.  Except as noted on Schedule 4.16 hereto, none of the leases listed thereon requires the consent of a third party in connection with the transfer of the Securities.

4.17.          Intentionally Left Blank.

4.18.          Insurance Policies.  There is set forth in Schedule 4.18 hereto a list and brief description of all insurance policies on the date hereof held by the Companies or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by the Companies thereunder.  Schedule 4.18 also sets forth, in the case of any life insurance policy held by the Companies, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder. All such insurance premiums in respect of such coverage have been, and to the Closing Date will be, paid in full, or if not due, properly accrued on the Balance Sheet.  All claims, if any, made against the Companies which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies.  Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of the Purchaser, except to the extent the maturity dates of any such insurance policies expiring prior to the Closing Date.  No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of the Sellers or of the Companies.

4.19.          Banking and Personnel Lists.  The Sellers and the Companies will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Companies:

(i)           The name of each bank in which the Companies have an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto;

(ii)           The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Companies, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $50,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any;

(iii)           A schedule of workers’ compensation payments of the Companies over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees of the Companies against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim;

(iv)           The name of all pensioned employees of the Companies whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates; and

(v)           The name, address, telephone number, facsimile number, email address, the name of the principal contact and all other relevant contact information of all clients and business relationships of the Sellers.

4.20.          Lists of Contracts, Etc.  There is included in Schedule 4.20 a list of the following items (whether written or oral) relating to the Companies, which list identifies each item:

(i)           All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees;

(ii)           All joint venture contracts of the Companies or affiliates relating to the business;

(iii)           All contracts of the Companies relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Companies, and (f) debts of others guaranteed by the Companies;

(iv)           Intentionally left blank;

(v)           All contracts that individually provide for aggregate future payments to or from any of the Companies of $50,000 or more, to the extent not included in (i) through (iv) above;

(vi)           All contracts of the Companies that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii)         A complete list of all outstanding powers of attorney granted by any of the Companies; and

(viii)        All other contracts of the Companies material to the business, assets, liabilities, financial condition, results of operations or prospects of the business taken as a whole to the extent not included above.

All of the contracts, agreements and commitments of the Companies set forth on the first page of Schedule 4.20 and the first three lines of the second page of Schedule 4.20 (through Naples Radiology, P.A.) are valid, binding and in full force and effect and neither the Companies nor any other party to the referenced contracts, agreements, or commitments has materially breached any provision thereof or is in default thereunder.    True and complete copies of the contracts, leases, licenses and other documents referred to in this Schedule 4.20 will be delivered to the Purchaser, certified by the Secretary or Assistant Secretary of the Companies as true, correct and complete copies, not later than four weeks from the date hereof or ten business days before the Closing Date, whichever is sooner.

To the knowledge of Sellers and the Companies, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Companies after completion of the transactions contemplated by this Agreement.

4.21.          Compliance With the Law.  To the best of the Sellers’ knowledge, the Companies are not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement).  Except as set forth in Schedule 4.21 hereto, the Companies have not been and are not now charged with, or to the knowledge of the Sellers or the Companies under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of Sellers or the Companies after due inquiry, are there any circumstances that would or might give rise to any such violation. The Companies have filed all reports required to be filed by the Companies with any governmental, regulatory or administrative agency or authority.

4.22.          Litigation; Pending Labor Disputes.  Except as specifically identified on Schedule 4.22 hereto:

(i)           There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Sellers or the Companies, threatened, against the Sellers or the Companies, relating to the business or the Companies or their respective properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Sellers or the Companies for any such action.

(ii)           There are no known judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Sellers or the Companies relating to the business or the Companies the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Companies or which limit or control or otherwise adversely affect the Companies’ method or manner of doing business.

(iii)           No work stoppage has occurred and is continuing or, to the knowledge of Sellers or the Companies, is threatened affecting the business, and no representation question involving recognition of a collective bargaining agent exists in respect of any employees of the Companies.

(iv)           There are no pending labor negotiations or union organization efforts relating to employees of the Companies.

(v)           There are no known charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the knowledge of the Sellers or the Companies, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Companies.

4.23.           Absence of Certain Changes or Events.  Outside the normal course of business, the Companies have not, since the Balance Sheet Date, except as described on Schedule 4.23 hereto:

(i)           Incurred any material obligation or, to the best of the Sellers’ knowledge, liability (absolute, accrued, contingent or otherwise) and any obligation or, to the best of the Sellers’ knowledge, liability incurred by the Companies in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii)           Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that were not materially adverse;

(iii)           Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

(iv)           Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v)           Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which sale or transfer has not been materially adverse;

(vi)           Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

(vii)                      Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(viii)                      Authorized any capital expenditure for real estate or leasehold improvements in excess of $5,000.00 in the aggregate or for equipment in excess of $50,000 in the aggregate;

(ix)           Except for this Agreement, entered into any material transaction;

(x)           Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi)           Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business.

4.24.          Employee Benefit Plans.

           (a)           Schedule 4.24 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) by the Companies at any time during the five (5) years prior to the date hereof.

           (b)           There has not been any known material failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by any of the Companies.  With respect to any Employee Programs now or heretofore maintained by the Companies, the Companies, there has occurred no known material breach of any duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to the Purchaser, the Companies or any affiliate (as defined below). To the best of Sellers’ knowledge, no litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Companies or Sellers, threatened with respect to any such Employee Program.

           (c)           Except as set forth in Schedule 4.24 attached hereto, neither the Companies nor any affiliate has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program provided to such employees subject to Title IV of ERISA, Section 401(a) or Section 412 of Code, including, without limitation, any Multiemployer Plan.

(d)           For purposes of this Section 4.24:

(i)           “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above.  In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

(ii)           An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

(iii)           An entity is an “affiliate” of a Companies for purposes of this Section 3.24 if it would have ever been considered a single employer with the Companies under ERISA Section 4001(b) or part of the same “controlled group” as the Companies for purposes of ERISA Section 302(d)(8)(C); and

(iv)           “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

4.25.          Product Warranties and Product Liabilities.  The product warranties and return policies of the Companies in effect on the date hereof and the types of products to which they apply are described on Schedule 4.25 hereto.  Schedule 4.25 hereto also sets forth all product liability claims involving amounts in controversy in excess of $50,000 that are currently either pending or, to the best of the Sellers’ and the Companies’ knowledge, threatened against the Companies.  The Companies have not paid in the aggregate, or allowed as credits against purchases, or received claims for more than one percent (1%) per year of gross sales, as determined in accordance with GAAP consistently applied, during the past three years pursuant to obligations under any warranty or any product liability claim with respect to goods manufactured, assembled or furnished by the Companies.  To the knowledge of the Sellers or the Companies, the future cost of performing all such obligations and paying all such product liability claims with respect to goods manufactured, assembled or furnished prior to the Closing Date will not exceed the average annual cost thereof for said past three year period.

4.26.          Intentionally Left Blank.

4.27.          Absence of Certain Commercial Practices.  Except as described on Schedule 4.27 hereto, neither the Companies nor the Sellers has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Companies or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

4.28.          Licenses, Permits, Consents and Approvals.  The Companies have, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the business of the Companies. All Licenses of the Companies are listed on Schedule 4.28 hereto.  At the Closing, the Companies will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim.  Except as listed in Schedule 4.28 hereto, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Securities by Sellers in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Companies pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Companies or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Companies and the business substantially as conducted prior to the Closing Date.  All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

4.29.          Environmental Matters. Except as set forth on Schedule 4.29 hereto:

(a) The operations of the Companies are in material compliance with all applicable Laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and the Companies have all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

(b) The Companies have obtained all permits required under all applicable Environmental Laws necessary to operate the Business;

(c) The Companies are not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws;

(d)          The Companies have not received any written communication alleging either or both that the Companies may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law;

(e)           There is no material or substance that has been designated by any governmental entity or applicable federal, state or municipal law to be radioactive, toxic, hazardous, carcinogenic, mutagenic, or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde, trichloroethylene, other aromatic and/or halogenated hydrocarbons, pesticides, defoliants, lead, chromium, radon gas or other radioactive substances, and all substances listed as hazardous materials (the “Hazardous Materials”) pursuant to any applicable law located on or in any of the properties or assets owned, leased, occupied or otherwise used by the Companies in violation of Environmental Laws, and no willful release of any Hazardous Materials or any known violation of any Environmental Laws has occurred on or from the properties and assets of the Companies. To the best of Sellers’ knowledge, the Companies have not used any of its properties or assets to produce, generate, store, handle, transport or dispose of any Hazardous Materials in violation of the Environmental Laws and none of the real properties or leased premises has been or is being used as a landfill or waste disposal site.  There are no underground or surface storage tanks located on or in any of the properties or assets owned, leased, occupied or otherwise used by the Companies knowingly in breach of the Environmental Laws.

4.30           Broker.  Other than the payment of a fee to Dresner Partners, which is the sole responsibility of the Sellers, neither the Companies nor the Sellers has retained any broker in connection with any transaction contemplated by this Agreement.  Purchaser and the Companies shall not be obligated to pay any fee or commission associated with the retention or engagement by the Companies or Sellers of any broker in connection with any transaction contemplated by this Agreement.

4.31.          Related Party Transactions.  Except as described in Schedule 4.31 hereto, all transactions during the past five years between the Companies and any current or former shareholder or any entity in which the Companies or any current or former shareholder had or has a direct or indirect interest have been fair to the Companies as determined by the Board of Directors.  No portion of the sales or other ongoing business relationships of the Companies is dependent upon the friendship or the personal relationships (other than those customary within business generally) of the Sellers, except as described in Schedule 4.31 hereto.  During the past five years, the Companies have not forgiven or cancelled, without receiving full consideration, any indebtedness owing to them by the Sellers.

4.32           Patriot Act. The Companies and the Sellers certify that neither the Companies nor any of their Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Companies and the Sellers hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Companies and the Sellers hereby represent, warrant and agree that:  (i) none of the cash or property that the Sellers has contributed or paid or will contribute and pay to the Companies has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Companies or any of their Subsidiaries to the Purchaser, to the extent that they are within the Companies’ and/or their Subsidiaries’ control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Sellers shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Sellers, the Companies or any of their Subsidiaries.  The Sellers agree to provide the Purchaser any additional information regarding the Companies or any of the Subsidiaries that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.33           Governmental Program Participation; Regulatory Issues.

(a)           The Companies are eligible to receive payment without restriction under Title XVIII of the Social Security Act (“Medicare”), and Title XIX of the Social Security Act ("Medicaid"), and as a provider with a valid and current provider agreement and a valid provider number with the federal Medicare Program and the Medicaid Program (the “Government Programs”), through authorized intermediaries.  The Companies are in compliance with the conditions of participation for the Government Programs in all material respects.  There are not pending or, to the best knowledge of the Companies, threatened any complaint, medical review, audit, overpayment, proceeding or investigation under the Government Programs involving the Companies.  The Companies’ diagnostic imaging centers are in compliance with all Medicare statutes, rules and conditions of participation, including but limited to the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b), the federal Stark Law, 42 U.S.C. § 1395nn, and the regulations applicable to independent diagnostic testing facilities, and there are no outstanding statement or deficiencies of plans of correction that have not been accepted by or on behalf of Medicare.  The Companies' diagnostic imaging centers are in compliance with all applicable state statutes, rules and regulations, including but not limited to the Patient Self-Referral Act, §456-053, Fla. Stat. and the Patient Brokering Act, §817.505, Fla. Stat.

(b)           The Companies have filed and caused to be filed all material reports that are required to have been filed or made with respect to the payment for the Companies’ services by third party payors, including Government Programs and other insurance carriers.  The Companies have maintained all records required of it under law.

(c)           Neither any current or former employee of the Companies or any affiliate of the Companies has been excluded from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)), and (ii) none of the Companies’ current officers, managers or directors (or holders of equivalent positions) have been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C.  §1320a-7b.

(d)           To the Companies’ knowledge, there is no action or event that will cause a material decrease in the number of patients served by the Companies diagnostic imaging centers after the Closing Date.

(e)           To the Companies’ knowledge, there exists no event, condition or other circumstances which, immediately or with a lapse of time, would materially adversely affect the Companies business, would constitute a violation of the conditions of participation in federal or state programs, or would be a violation of any statute or regulation concerning operation of such business.

(f)           The Companies have all permits and licenses that are necessary to enable them to own and to carry on the diagnostic imaging business as presently conducted and to receive private and government payment for furnishing imaging services.  Schedule 4.28 lists all of the permits, licenses, provider numbers and governmental contracts held by the Companies relating to their respective businesses.  The permits, licenses, provider numbers and governmental contracts listed on Schedule 4.28  are valid and in full force and effect, and no violations of any such permits, licenses, provider numbers or governmental contracts have occurred or, to the best knowledge of the Companies, have been threatened or alleged to have occurred.  Furthermore, no actions or proceedings are pending or, to the best knowledge of the Sellers, threatened, that would have the effect of terminating, revoking, limiting, suspending, restricting, impairing or otherwise affecting the use or renewal of any of the permits, licenses, provider numbers or governmental contracts.

(g)           Except as set forth in Schedule 4.28 hereto, no consent, approval, waiver or authorization from any third party  is necessary or required in connection with the transaction contemplated hereby or for the Companies to continue operation as an outpatient imaging facility following the Closing.

(h)           The Companies have not been notified of any injury or harm to a patient, allegedly caused by an act or omission of the Companies.

(i)           The Companies have not submitted any false or fraudulent claim to any third party, nor have the Companies received any notice from any third party regarding any allegation of a false claim or fraud.  All billing practices of the Companies are in compliance with all applicable federal and state laws and regulations, and the Companies have not billed for or received any payment or reimbursement in excess of amounts permitted by applicable federal and state laws and regulations, except as corrected in the normal course of business. The Companies have maintained all records required by law or regulation.  The Companies have not solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral which violated any applicable anti-kickback law (including without limitation 42 U.S.C. § 1320a-7b(b)).  The Companies have complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all applicable state privacy laws with respect to the business.

(j)           In connection with the Companies' business, the Companies have complied with all of the laws, rules and regulations of the Medicare programs and other governmental health care programs, and has filed all claims, invoices, returns and other forms in the manner prescribed.  All claims, invoices, returns and other forms made or submitted by the Companies to Medicare or any other governmental health or welfare related entity since the inception of the Companies are true, complete, correct and accurate.  No deficiency in any such claims, returns and other filings, including claims for overpayments or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare claims.  The Companies have not been subject to audit relating to fraudulent Medicare procedures or practices.  There is no basis for any claim or request for recoupment or reimbursement from the Companies by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims in connection with the business.

4.34.                      Disclosure.  All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Sellers or the Companies pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Sellers and the Companies herein.  No statement, representation or warranty by the Sellers or the Companies in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any known untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Companies with full and fair disclosure concerning the Companies and the Companies’ affairs.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1             Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has, and will have following the Closing, all material licenses, permits, authorizations and the power and authority to own and lease its assets and properties and to conduct its business.  The Purchaser and its subsidiaries (“Purchaser’s Subsidiaries”) are, and will be following the Closing, duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of the jurisdictions in which the conduct of their business or the ownership or leasing of their assets and properties requires such qualification.  Unless the context requires otherwise or specifically designated on Schedule 5.1 hereto, “Purchaser” as used in this Agreement shall include all of Purchaser’s Subsidiaries.

5.2             Authority; Enforceability.

           The Purchaser has full legal right,  power and authority to execute, deliver and perform this Agreement and the Assumed Debt Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Assumed Debt Agreements by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement and the Assumed Debt Agreements have been duly executed and delivered by the Purchaser and constitute (or when executed and delivered will constitute) legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

5.3            Conflicts; Consents of Third Parties.

(a)           The authorization, execution, delivery and performance by the Purchaser of this Agreement and the Assumed Debt Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the Purchaser’s charter or bylaws; (ii) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any contract, instrument or other writing of any nature whatsoever to or by which the Purchaser is a party or is bound, or by which any of its properties or assets is subject; or (iii) violate, conflict with or result in a breach of any law, rule, regulation or other legal requirement applicable to the Purchaser.

(b)           No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Assumed Debt Agreements or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4           Litigation.

There is no action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation of or pending or, to the knowledge of the Purchaser, threatened against the Purchaser which relates to the transactions contemplated by this Agreement, nor does the Purchaser have any knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation, the result of which could materially and adversely affect the Purchaser or the transactions contemplated hereby or could impair the ability of the Purchaser to consummate the transactions contemplated hereby.

5.5           Investment Intention.

The Purchaser is acquiring the Securities for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof.  Purchaser understands that the Securities have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6           Broker.

The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement.  The Sellers shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

5.7           Patriot Act.  Purchaser certifies that it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  Purchaser hereby acknowledges that the Sellers seek to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, Purchaser hereby represents, warrants and agrees that:  (i) none of the cash or property that the Purchaser has contributed or paid or will contribute and pay to Sellers or to the holders of the Assumed Debt has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Purchaser or any of its subsidiaries (including, after the Closing, the Companies) to the Sellers or to the holders of the Assumed Debt shall cause the Sellers to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Purchaser shall promptly notify the Sellers if any of these representations ceases to be true and accurate regarding the Purchaser.  The Purchaser agrees to provide the Sellers any additional information regarding the Purchaser or any of its subsidiaries (including, after the Closing, the Companies) that the Sellers reasonably request to ensure compliance with all applicable laws concerning money laundering and similar activities.

5.8           Governmental Program Participation; Regulatory Issues.

(a)           Purchaser is eligible to receive payment without restriction under Medicare and Medicaid, and as a provider with a valid and current provider agreement and a valid provider number with the Government Programs, through authorized intermediaries.  Purchaser is in compliance with the conditions of participation for the Government Programs in all material respects.  There are not pending or, to the best knowledge of the Purchaser, threatened any complaint, medical review, audit, overpayment, proceeding or investigation under the Government Programs involving Purchaser.

(b)           Purchaser has filed and caused to be filed all material reports that are required to have been filed or made with respect to the payment for Purchaser’s services by third party payors, including Government Programs and other insurance carriers.  Purchaser has maintained all records required of it under law.

(c)           Neither any current or former employee of Purchaser or any affiliate of Purchaser has been excluded from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)), and (ii) none of the Purchaser’s current officers, managers or directors (or holders of equivalent positions) have been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C.  §1320a-7b.

(d)           There exists no event, condition or other circumstances which, immediately or with a lapse of time, would materially adversely affect the Purchaser’s business, would constitute a violation of the conditions of participation in federal or state programs, or would be a violation of any statute or regulation concerning operation of such business.

(e)           By the Closing, Purchaser will have all permits and licenses that are necessary to enable it to own and to carry on the diagnostic imaging business as presently conducted and to receive private and government payment for furnishing imaging services.

(f)           By the Closing, Purchaser will have all consents, approvals, waivers or authorization from any third party necessary or required in connection with the transaction contemplated hereby or for the Purchaser to continue operating the Companies as outpatient imaging facilities following the Closing.

(g)           The Purchaser has not submitted any false or fraudulent claim to any third party, nor has the Purchaser received any notice from any third party regarding any allegation of a false claim or fraud.  All billing practices of the Purchaser are in compliance with all applicable federal and state laws and regulations, and the Purchaser has not billed for or received any payment or reimbursement in excess of amounts permitted by applicable federal and state laws and regulations. The Purchaser has maintained all records required by law or regulation.  The Purchaser has not solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral which violated any applicable anti-kickback law (including without limitation 42 U.S.C. § 1320a-7b(b)).  The Purchaser has complied with all applicable security and privacy standards regarding protected health information under the HIPAA and all applicable state privacy laws with respect to the business.

(h)           In connection with the Purchaser's business, the Purchaser has complied with all of the laws, rules and regulations of the Medicare programs and other governmental health care programs, and has filed all claims, invoices, returns and other forms in the manner prescribed.  All claims, invoices, returns and other forms made or submitted by the Purchaser to Medicare or any other governmental health or welfare related entity since the inception of the Purchaser are true, complete, correct and accurate.  No deficiency in any such claims, returns and other filings, including claims for overpayments or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare claims.  The Purchaser has not been subject to audit relating to fraudulent Medicare procedures or practices.  There is no basis for any claim or request for recoupment or reimbursement from the Purchaser by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims in connection with the business.

5.9.          Disclosure.  All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Purchaser herein.  No statement, representation or warranty by the Purchaser in this Agreement or in any agreement, schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any known untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Purchaser with full and fair disclosure concerning the Purchaser and the Purchaser’s affairs.

ARTICLE VI
COVENANTS

6.1           Access to Information.

The Sellers and the Companies agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Companies and the Subsidiaries and such examination of the books, records and financial condition of the Companies and the Subsidiaries as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Sellers shall cooperate, and shall cause the Companies and the Subsidiaries to cooperate, fully therein.  No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or the Employment Agreement.  In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Companies and the Subsidiaries, the Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Companies and the Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

6.2           Conduct of the Business Pending the Closing.

(a)           Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, not to be unreasonably withheld or delayed, the Sellers shall, and shall cause the Companies to:

(i) Conduct the respective businesses of the Companies only in the ordinary course consistent with past practice;

(ii) Use their best efforts to (A) preserve their respective present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Companies and (B) preserve their present relationship with Persons having business dealings with the Companies;

(iii) Maintain (A) all of the assets and properties of the Companies in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Companies in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Companies  in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Companies; and

(v) Comply in all material respects with applicable Laws.

(b)           Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed, the Sellers shall not, and shall cause the Companies not to:

(i)           Except for payments in the ordinary course consistent with past practice, declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Companies or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Companies;

(ii)          Transfer, issue, sell or dispose of any shares of capital stock or other securities of the Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Companies;

(iii)         Effect any recapitalization, reclassification, stock split or like change in the capitalization of the Companies;

(iv)         Amend the certificate of incorporation or by-laws of the Companies;

(v)          (A)           materially increase the annual level of compensation of any employee of the Companies, (B) increase the annual level of compensation payable or to become payable by the Companies to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Companies or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Companies is a party or involving a director, officer or employee of the Companies in his or her capacity as a director, officer or employee of the Companies;

(vi) Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person, or change the terms of payables or receivables;

(vii) Subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Companies;

(viii) Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Companies;

(ix) Cancel or compromise any debt or claim or waive or release any material right of the Companies except in the ordinary course of business consistent with past practice;

(x) Enter into any commitment for capital expenditures or the purchase of assets out of the ordinary course in excess of $50,000;

(xi) Permit the Companies to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(xii) Permit the Companies to enter into or agree to enter into any merger or consolidation with any corporation or other entity, or engage in any new business, or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(xiii) Except for transfers of cash pursuant to normal cash management practices, permit the Companies to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, the Sellers or any Affiliate of the Sellers; or

(xiv) Agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Sellers in this Agreement or the Employment Agreement untrue or incorrect in any material respect as of any time through and including the Closing.

6.3           Consents.

The Sellers and the Companies shall use their best efforts, and the Purchaser shall cooperate with the Sellers and the Companies, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Schedule 4.7 hereto; provided, however, that neither the Sellers, the Companies nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

6.4           Other Actions.

Each of the Sellers, the Companies and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.5           No Solicitation.

The Sellers will not, and will not cause or permit the Companies or any of the Companies’ directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, prior to October 30, 2008, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Companies other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Companies in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  The Sellers will inform the Purchaser in writing immediately following the receipt by Sellers, the Companies or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

6.6           Preservation of Records.

The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Companies for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers or the Purchaser or any of their Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

6.7           Publicity.

None of the Sellers, the Companies nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, the Companies or the Sellers, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

6.8           Use of Name.

The Sellers hereby agree that upon the consummation of the transactions contemplated hereby, the Purchaser and the Companies shall have the sole right to the use of all of the names utilized by the Companies and any derivation of the aforementioned names, and the Sellers shall not and shall not cause or permit any Affiliate to use such name or any variation or simulation thereof.

6.9           Intentionally left blank.

6.10         Assignment Agreement.

On or prior to the Closing Date, Central Fort Myers Resources, Inc. (“Central Fort Myers”), LMR Imaging, a Florida general partnership (“LMR”) and Diagnostic Imaging shall enter into that certain Assignment Agreement, substantially in the form of agreement attached hereto as Exhibit 6.10 (the “Assignment Agreement”) whereby Central Fort Myers shall assign to Purchaser its interest in the Management Agreement entered into between Central Fort Myers and LMR and dated March 27, 1998 (the “Management Agreement”).  Notwithstanding this assignment, through June 30, 2009, Central Fort Myers will continue to provide billing and collection services for the Riverwalk Center (the “Riverwalk Services”) and to collect the monthly management fee and Reimbursable Expenses (as defined in the Management Agreement), relating solely to the Riverwalk Services.

6.11         Purchase of the Riverwalk Center

It is contemplated and expected that LMR shall dissolve as of June 30, 2009 and that, upon dissolution, Central Fort Myers will receive 100% ownership of an imaging center in Fort Myers Florida (the “Riverwalk Center”).  Provided that occurs, and provided that Purchaser provides MRI and Central Fort Myers with proof of financing sufficient to purchase 100% ownership of the Riverwalk Center by April 30, 2009, Central Fort Myers shall sell such ownership (i.e., all of the assets) as of July 1, 2009.  Purchaser shall have the option of purchasing those assets as a stock or asset purchase.  The purchase price, to be paid in full in cash on July 1, 2009, shall be equal to the last twelve month EDITDA of the Riverwalk Center from July 1, 2007 through June 30, 2008 or such purchase price mutually agreed upon by the parties.  Whether as a stock purchase or asset transfer, the transaction shall not include the accounts receivable of the Riverwalk Center through June 30, 2009.  The Purchaser expressly acknowledges that all accounts receivable, as of and including June 30, 2009, will be the property of Central Fort Myers (if an asset transfer) and Medical Resources (if Purchaser purchases the stock of Central Fort Myers) and the Purchaser further acknowledges that it will have no claim to the accounts receivable prior to July 1, 2009.  Medical Resources shall have sole responsibility for collecting accounts receivable as of June 30, 2009, and Medical Resources and Central Fort Myers  expressly acknowledge that all accounts receivable as of July 1, 2009 will be property of the Purchaser

6.12         Financial Statements.

The Sellers shall deliver the Financial Statements (as defined in Section 4.8 of this Agreement) to the Purchaser on or prior to the Closing Date.

6.13         Sarasota Release.

On or prior to the Closing Date, the Sellers and the Purchaser shall enter into a release agreement, substantially in the form of agreements attached hereto as Exhibit 6.13 (the “Release”), providing the Purchaser with a full release of all potential liability associated with Sarasota Outpatient MRI & Diagnostic Center (the “Sarasota Center”), including, but not limited to any liability to the landlord of the Sarasota Center.

6.14         Tax Election.

At the sole discretion of the Purchaser, the Sellers will join in making a timely election under Internal Revenue Code Section 338(h)(10) which such election shall only apply to the portion of the Sellers’ consolidated Tax Return relating to the Companies.

6.15         Tax Matters.

           (a)           Tax Periods Ending on or Before the Closing Date.  The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods through and including the Closing Date which are filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof).  Such Tax Returns for the Companies shall be filed on a consolidated basis together with MRI and other subsidiaries of MRI.  The Sellers shall permit the Companies and the Purchaser to review and provide comments, if any, on each the pro forma version of such Return as it relates to each of the Companies (the “Pro Forma Return”) described in the preceding sentence prior to filing.  The Companies shall deliver to the Sellers each such Pro Forma Return signed by the appropriate officer(s) of the Companies for filing within ten (10) days following the Sellers’ delivery to the Companies and the Purchaser of any such Pro Forma Return after having taken into account Purchaser’s comments, if any.  The Sellers shall deliver to the Companies promptly after filing each such Return a copy of the filed Pro Forma Return and evidence of its filing.  The Sellers shall pay the costs and expenses incurred in the preparation and filing of the Tax Returns on or before the date such costs and expenses are due.

If the Companies provide comments to the Sellers and at the end of such ten (10) day period the Companies and the Sellers have failed to reach written agreement with respect to all of such disputed items, the parties shall submit the unresolved items to arbitration for final determination. Promptly, but no later than thirty (30) days after its acceptance of its appointment as arbitrator, the arbitrator shall render an opinion as to the disputed items. The determination of the arbitrator shall be conclusive and binding upon the parties. The Companies and the Sellers (as a group) shall each pay one half of the fees, costs and expenses of the arbitrator. The prevailing party may be entitled to an award of pre- and post-award interest as well as reasonable attorneys’ fees incurred in connection with the arbitration and any judicial proceedings related thereto as determined by the arbitrator.

           (b)           Tax Periods Beginning Ending After the Closing Date.  The Companies or the Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of the Companies for Tax periods that begin and end after the Closing Date.

           (c)           Refunds and Tax Benefits.  Any Tax refunds that are received after the Closing Date by the Sellers (other than tax refunds received in connection with such Seller’s individual tax Returns), the Purchaser or the Companies, and any amounts credited against Tax to which the Sellers, the Purchaser or the Companies become entitled, shall be for the account of the Sellers.

           (d)           Cooperation on Tax Matters.

                      (i)           The Purchaser, the Companies and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes assessed against the Companies.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Companies and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                      (ii)           The Purchaser and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed against any of the parties hereto (including, but not limited to, with respect to the transactions contemplated hereby).

                      (iii)           The Purchaser and the Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §6043 of the Code and all Treasury Department Regulations promulgated thereunder.

ARTICLE VII
CONDITIONS TO CLOSING

7.1           Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a) to the best of Sellers’ knowledge, all representations and warranties of the Sellers and the Companies contained herein shall be true and correct as of the date hereof;

(b) to the best of Sellers’ knowledge, all representations and warranties of the Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Sellers and the Companies contained herein not qualified as to materiality shall be true and correct in all material respects as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c) to the best of Sellers’ knowledge, the Sellers and the Companies shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by  them on or prior to the Closing Date;

(d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by Sellers certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

(e) Certificates representing 100% of the Securities shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

(f) there shall not have been or occurred any Material Adverse Change;

(g) the Sellers and the Companies shall have obtained all consents and waivers referred to in Schedule 4.7 hereto, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Employment Agreement;

(h) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers and the Companies, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i) intentionally left blank;

(j) the Sellers shall deliver a legal opinion, a form of which will be provided by the Purchaser, to the Purchaser (the “Opinion”);

(k) the Assumed Debt Agreements shall have been executed and delivered;

(l) intentionally left blank;

(m)  the Assignment Agreement shall have been executed and delivered;

(n) the Release shall have been executed and delivered; and

(o) the Purchaser shall have received information satisfactory in its sole discretion to verify the accuracy of all financial information delivered by the Sellers to the Purchaser.

7.2           Conditions Precedent to Obligations of the Sellers and the Companies.

The obligations of the Sellers and the Companies to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers and the Companies in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects,  as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(d) the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

(e) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Companies, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(f) intentionally left blank;

(g) intentionally left blank;

(h) the Assumed Debt Agreements shall have been executed and delivered; and

(i) the Assignment Agreement shall have been executed and delivered;

ARTICLE VIII
DOCUMENTS TO BE DELIVERED

8.1           Documents to be Delivered by the Sellers.

At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a) stock certificates representing the Securities, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(b) the certificates referred to in Section 7.1(d) and 7.1(e) hereof;

(c) copies of all consents and waivers referred to in Section 7.1(g) hereof; and

(d) certificate of good standing with respect to the Companies issued by the Secretary of State of the State of incorporation, and for each state in which the Companies is qualified to do business as a foreign corporation;

(e)  intentionally left blank;

(f)  intentionally left blank;

(g)  the Assumed Debt Agreements;

(h)  the Assignment Agreement;

(i)   the Release;

(j)  the Opinion; and

(k) such other documents as the Purchaser shall reasonably request.

8.2           Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Sellers the following:

(a) The Cash Purchase Price;

(b)  the certificates referred to in Section 7.2(d) hereof;

(c)  intentionally left blank;

(d)  Assumed Debt Agreements;

(e)  intentionally left blank;

(f)   the Assignment Agreement;

(g)   the Release; and

(h)   such other documents as the Sellers shall reasonably request.

ARTICLE IX
INDEMNIFICATION

9.1           Indemnification.

(a)           Subject to Section 9.2 hereof, the Sellers and MRI hereby agree to indemnify and hold the Purchaser, the Companies, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i)           any and all liabilities of the Companies of every kind, nature and description, absolute or contingent, existing as against the Companies prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except for the Assumed Debt;

(ii)           subject to Section 9.3, any and all losses, liabilities, obligations, damages, costs and expenses (collectively, the “Losses”) based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Sellers pursuant to this Agreement, to be true and correct in all material respects as of the date made;

(iii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement;

(iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other reasonable professionals' fees and disbursements (collectively, "Expenses") incident to any and all Losses with respect to which indemnification is provided pursuant to this Section 9.1(a)

(j) Subject to Section 9.2, Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the "Sellers’ Indemnified Parties") harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct in all material respects as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Companies from and after the Closing Date; and

(iii) any and all Expenses incident to the foregoing.

9.2           Limitations on Indemnification for Breaches of Representations and Warranties.

An indemnifying party shall not have any liability under Section 9.1(a) or Section 9.1(b) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, or any breach hereof,  exceeds $150,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $25,000 (the “Deductible”), up to a maximum of $1,000,000.

9.3           Indemnification Procedures.

(a)           In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses of the indemnified party indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses of the indemnified party indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses of the indemnified party indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnifying party shall assume the defense of any such Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter, as determined by such court, board or agency or pursuant to such settlement against, as the case may be and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

9.4           Tax Treatment of Indemnity Payments.

The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

9.5           No Right of Set Off.

The Sellers and Purchaser agree than any indemnification claim shall not be set off by any party without final adjudication specific to the indemnity claim and the right to set off.

ARTICLE X
MISCELLANEOUS

10.1         Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne solely by the Sellers.

10.2         Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto shall terminate unless within twelve (12) months after the Closing Date written notice of such claims is given to the Sellers or such actions are commenced.

10.3         Expenses.

Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Companies bear any of such costs and expenses.

10.4         Specific Performance.

(a)           The Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law.  Therefore, the obligations of the Sellers under this Agreement, including, without limitation, the Sellers’ obligation to sell the Securities to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

(b)           The Purchaser acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Sellers and that the Sellers will not have an adequate remedy at law.  Therefore, the obligations of the Purchaser under this Agreement, including, without limitation, the Purchaser’s obligation to purchase the Securities from the Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.5         Further Assurances.

The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.6         Submission to Jurisdiction; Consent to Service of Process.

(a)           The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Florida over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

10.7         Entire Agreement; Amendments and Waivers.

           This Agreement (including the Letter of Intent, the terms of which are incorporated herein, together with all schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings among the parties with regard to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.8         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Florida.

10.9          Table of Contents and Headings.

The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.10       Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, or by reputable overnight courier to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

        (a) Purchaser:

US Imaging Holding, LLC
                           600 North Cattleman Road
Sarasota, Florida  34232
Attn:  Kay Carter, CFO
Phone:  (941) 488-5791
Facsimile: (941)  377-2865

Copy to:

Stephen Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
403 Merrick Avenue, 2nd Floor
East Meadow, New York 11554
Phone:  (516) 833-5034
Facsimile: (516) 997-1209

(b) Sellers and Companies:

Medical Resources, Inc
1455 Broad Street
Bloomfield ,  NJ   07003
Attn: John Valla, President and CEO
Phone: (973) 873-9850
Fax (973) 707-1011

Copy to:

Patricia Hewitt, Esq.
Ingram Yuzek Gainen Carroll & Bertolotti, LLP
250 Park Avenue
New York, NY 10177
Phone: (212) 907-9608
Fax: (212) 907-9681

10.11       Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.12       Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the Sellers, the Companies or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser’s rights to purchase the Securities and the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Purchaser.  Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

[Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

PURCHASER

US IMAGING HOLDING, LLC

/s/ Dr. Stephen Miley
Name: Dr. Stephen Miley
Title: CEO

COMPANIES

CLEARWATER RESOURCES, INC.	BRADENTON RESOURCES, INC.

/s/ John Valla	/s/ John Valla
Name: John Valla	Name: John Valla
Title: VP	Title: VP

MORGAN MEDICAL CORPORATION	MRI-SOUTH UMBERTON, INC.

/s/ John Valla	/s/ John Valla
Name: John Valla	Name: John Valla
Title: VP	Title: VP

JACKSONVILLE RESOURCES, INC.	CHARLOTTE RESOURCES, INC.

/s/ John Valla	/s/ John Valla
Name: John Valla	Name: John Valla
Title: VP	Title: VP

SELLERS

DIAGNOSTIC IMAGING RESOURCES, LLC

/s/ John Valla	/s/ John Valla
Name: John Valla	Name: John Valla
Title: VP	Title: VP

MORGAN MEDICAL HOLDINGS, INC.

/s/ John Valla	/s/ John Valla
Name: John Valla	Name: John Valla
Title: VP	Title: VP

MEDICAL RESOURCES, INC.
(WITH RESPECT TO ARTICLES IV AND IX)

/s/ John Valla
Name: John Valla
Title: VP

CENTRAL FORT MYERS RESOURCES, INC.
(WITH RESPECT TO SECTIONS 6.10 AND 6.11)

/s/ John Valla
Name: John Valla
Title: VP